                                                                   EXHIBIT 10.29
[Logo Fieldworks Inc.]


                        SALES REPRESENTATIVE AGREEMENT

     This non-exclusive Sales Representative Agreement is made as of by and between located at Phone () , Fax () ("REP"), and FIELDWORKS, INCORPORATED, located at 9961 Valley View Road, Eden Prairie, MN 55344 ("FieldWorks").

     REP desires to promote the sales of certain products manufactured and sold by FieldWorks and FieldWorks desires to have REP act as its representative in the sale of such products. In consideration of these promises and the covenants contained in this Agreement, the parties agree as follows.

     1.  Appointment of REP

     1.1 FieldWorks hereby appoints REP as a non-exclusive sales representative for FieldWorks' products set forth on Exhibit A (the "Products") as FieldWorks may amend from time to time upon notice of REP. REP shall be entitled to promote the sale of the Products only in the territory and/or markets as defined in Exhibit B.

     1.2 REP agrees to use its best efforts to promote the sale of the Products and agrees to abide by all reasonable rules and regulations FieldWorks establishes for its sales representatives from time to time. REP agrees that, during the term of this Agreement, REP will not sell, promote or offer for sale, products which directly compete with or substitute for the Products.

     1.3 REP will solicit and take orders for the Products and transmit the orders in writing to FieldWorks in the format approved by FieldWorks.
FieldWorks reserves the right to accept, reject, modify or cancel in whole or in part any or all orders received and/or accepted for the Products, in its sole discretion. REP's authority under this Agreement is limited to the solicitation and transmission to FieldWorks of orders, and REP has no right or authority to make binding quotations, to accept any orders or to enter into any contracts or agreements whatsoever for or on behalf of FieldWorks. REP is an independent contractor and not an agent or employee of FieldWorks.

     1.4 REP understands that FieldWorks' Products will be marketed to and used by a wide variety of customers and in various market segments. REP understands that other sales organizations may be operating in the same territory and/or markets as REP.

     2.  Commissions

     2.1 For sales made by REP for delivery within REP's territory and/or market, FieldWorks shall pay REP the commission rate set forth in Exhibit C. The commission shall become due and payable on the last day of the calendar month following the month in which FieldWorks received payment in full for the Product.

         SALES REPRESENTATIVE AGREEMENT (TYPE CO. NAME, CONTRACT DATE)

     2.2 REP's commission rate and schedule, set forth in Exhibit C, is based on the Net Sales Price of the Products sold. As used herein, "Net Sales Price" shall mean the actual price received by FieldWorks after any adjustments for credits, returns, pricing adjustments, discounts, allowances, taxes, shipping charges, non-recurring or other factors which reduce the amount actually received by FieldWorks. Non-discountable items defined in Exhibit A are also non-commissionable. Commission will be paid only once on each Product that is sold.

     2.3 In the event of any dispute respecting commissions, commission splitting, or any other commission issue, final resolution of the matter shall be determined by FieldWorks' Sales Management. Shares of the full commission shall be awarded by FieldWorks based on the determination of the Sales Management, in his/her sole discretion, based upon the sales and support efforts of the parties involved.

     2.4 On sales of any Products, REP's commission is set forth in Exhibit C. In the case of sales more than fifty (50) FW7000 Series Field WorkStations ("UNITS") or more than $400,000 USD per single Purchase Order, FieldWorks in its sole discretion is entitled to increase customer discount only in order to get customer sale. In such cases, agreements on the amount of commission must be made prior to FieldWorks' acceptance of the applicable order. In the event no written agreement is reached prior to acceptance of the order, the commission will be awarded at a minimum rate of 5%.

     2.5 Sales to federal government organizations under FieldWorks' GSA Authorized ADP Schedule Pricelist will be commissioned at a rate defined in Exhibit C.

     2.6 REP acknowledges that FieldWorks may, in its sole discretion, pay commissions to REP prior to receiving full and final payment from the customer. REP agrees that, should FieldWorks not receive full payment for related Product shipped (such as returns or charge backs), FieldWorks shall be entitled to deduct such commission paid from other commissions to be paid to REP, at FieldWorks' sole discretion. In the event that there is no commission for FieldWorks to deduct from, FieldWorks is entitled to seek full reimbursement. REP agrees to cooperate and work with FieldWorks and the customer to secure the business and payment.

     3.  Sales Objective

     3.1 REP understands and agrees that the establishment and achievement of a Sales Quota is the essence of this Agreement, and that failure by REP to satisfy its obligation under this Section shall constitute a material breach of this Agreement, entitling FieldWorks to terminate this Agreement. As a result, REP agrees that it will obtain orders which are accepted by FieldWorks in which the number of UNITS received by FieldWorks totals at least the number of UNITS or the corresponding dollar amount specified in Exhibit D, as may be revised by the parties for renewal terms of this Agreement.

     4.  Marketing and Business Obligations

     4.1 REP agrees (a) to submit quarterly to Field Works a six month rolling sales forecast by model, (b) to follow up on leads supplied by FieldWorks within 5 days from the receipt thereof, (c) to actively sell and promote FieldWorks products.

         SALES REPRESENTATIVE AGREEMENT (TYPE CO. NAME, CONTRACT DATE)

     4.2 REP agrees to initially purchase or lease one or more model of the FW7000 Series or FW5000 Series to be used in sales and the promotion of the Products at the current FieldWorks pricing, as set forth on Exhibit E. REP and FieldWorks will split 50-50 the costs for the up-keep of the demonstration equipment which includes cosmetic appearance, factory upgrades and any other product revisions that may occur during the term of this Agreement.

     4.3 REP agrees (d) to employ sufficient appropriately trained personnel at REP's expense to represent and sell the Product adequately, and (e) to maintain Products in a clean, safe and professional condition.

     4.4 REP agrees to, and hereby does, indemnify FieldWorks, its officers, directors, employees and agents against and hold each of them harmless from any and all claims, causes of action, damages, liabilities, costs and expenses (including attorneys fees) arising from any breach by REP of any provision of this Agreement.

     5.  Term and Termination

     5.1 Unless earlier terminated as provided in this Agreement, this Agreement shall commence as of the date set forth above and shall terminate one
(1) year thereafter. This agreement may be renewed for additional one (1 ) year terms upon written agreement of the parties which agreement must include mutual agreement as to the Sales Quota applicable to such renewal term. If the parties fail to agree in writing upon a renewal of this Agreement prior to the expiration of this Agreement, this Agreement shall automatically expire and terminate without further notice to either party.

     5.2 Either party can terminate this Agreement, with or without cause, on a thirty (30) days prior written notice to the other party.

     5.3 If either party defaults in the performance of any material provision of this Agreement, then the non-defaulting party may give written notice to the defaulting party and, if the default is not remedied within thirty (30) days following receipt of such notice, the Agreement will be terminated (material breaches of this Agreement shall include, without limitation, failure to meet the sales quota).

     5.4 FieldWorks shall pay REP commission on sales of Products resulting from orders taken by REP during the 30-day notice period provided for in Section 5.2, provided that FieldWorks has received payment in full for such orders within three months after the date of termination hereof. Section 6 shall survive any termination or expiration of this Agreement.

     6.  Confidentiality

     6.1 REP agrees that in the course of business dealings with FieldWorks, certain valuable, proprietary and confidential information of FieldWorks is likely to become known to REP, including, without limitation, such information as equipment and software design information, documentation, prospect and customer lists, key employee names, pricing, discount, and commission structures, production volumes, and similar information (hereinafter "proprietary information"). REP agrees that the proprietary information is the sole and exclusive property of FieldWorks and shall be treated as confidential. REP shall not disclose the proprietary information in any manner without the prior written approval of FieldWorks and

         SALES REPRESENTATIVE AGREEMENT (TYPE CO. NAME, CONTRACT DATE)

shall take reasonable measures to prevent any unauthorized disclosure by its employees, agents, contractors or consultants during the term hereof including appropriate individual nondisclosure agreements. REP may use the proprietary information during the term of this Agreement only as permitted or required for REP's performance hereunder.

     6.2 The obligations set forth in Section 6.1 shall not apply to any information which is or becomes known to the general public through no fault of REP, or which REP can prove by written records was known to REP at the time of its receipt thereof from FieldWorks, or which has been rightfully obtained by REP from a third party. The provisions of Section 6 shall survive any termination or expiration of this Agreement.

     7.  General

     7.1 This Agreement, including the Exhibits hereto which are incorporated herein by reference, constitute the entire Agreement between the parties and supersedes all prior and contemporaneous Agreements, understandings, negations and discussions, whether written or oral.

     7.2 Any dispute between the parties arising out of or in connection with this Agreement, if not resolved by mutual agreement between the parties, shall be settled by binding arbitration under the rules of the Commercial Arbitration Rules of the American Arbitration Association. In the event of any such dispute or difference, either party may give to the other party written notice that the matter shall be settled by arbitration. Such arbitration shall be conducted in Hennepin County, Minnesota. An award by arbitration may be entered as final judgment in any court having jurisdiction in the matter or application may be made to such a court for acceptance of the award and for an order of compliance.

     7.3 REP shall pay all expenses incidental to the performance of its duties hereunder, including payroll taxes, salaries, wages or commissions for employees, transportation and travel expenses and the expense of maintaining such office as REP shall deem desirable.

     7.4 All modifications, amendments, and/or waivers to this Agreement, less exhibits, shall be in writing and signed by both parties. No failure by either party to take any action or assert any right hereunder shall be deemed to be a waiver of such right in the event of the continuation or repetition of the circumstances giving rise to such right.

     7.5 In no event shall FieldWorks be liable to REP, a customer or any other party for loss of profits, indirect, special, consequential or incidental damages arising out of this Agreement even if FieldWorks shall have been advised of the possibility of such potential loss or damage by REP or REP's customers. In no event shall FieldWorks be liable for any damages in excess of the aggregate amounts actually paid by REP to FieldWorks under this Agreement.

     7.6 REP may not assign, delegate or transfer any of its rights or obligations under this Agreement, without the prior written consent of FieldWorks. Any attempted assignment, delegation or transfer by REP without such consent shall be void.

     7.7 If any provision of this Agreement is declared by a court of competent jurisdiction to be invalid or unenforceable, such provision shall be deemed stricken from the Agreement and the remainder of the Agreement shall continue in full force and effect.

         SALES REPRESENTATIVE AGREEMENT (TYPE CO. NAME, CONTRACT DATE)


     7.8 This Agreement does not make either party the employee, agent or legal representative of the other for any purpose whatsoever. Neither party is granted any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of the other party. Each party is acting as an independent contractor.

     7.9 Notices permitted or required to be given hereunder shall be deemed sufficient if given by (a) registered or certified mail, postage prepaid, return receipt requested, (b) private courier service, or (c) facsimile addressed to the respective addresses of the parties as first above written or at such other addresses as the respective parties may designate by like notice from time to time. Notices so given shall be effective upon (1) receipt by the party to which notice is given, or (2) on the fifth (5th) day following mailing, whichever occurs first.

     7.10 If the performance of this Agreement or any obligation hereunder (other than the payment of monies due owing hereunder) is prevented, restricted or interfered with by reason of any event or condition beyond the reasonable control of such party (including without limitation acts of State or governmental action, riots, disturbance, war, strikes, lockouts, slowdowns, prolonged shortage of energy or other supplies, epidemics, fire, flood, hurricane, typhoon, earthquake, lightning and explosion), the party so affected shall be excused from such performance, only for so long as and to the extent that such a force prevents, restricts or interferes with the party's performance and provided that the party affected gives notice thereof to the other party and uses diligent efforts to remedy such event or conditions.


     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives below.


 FIELDWORKS INCORPORATED

________________________________             ________________________________
By                                           By

________________________________             ________________________________
Title                                        Title

________________________________             ________________________________
Date                                         Date

         SALES REPRESENTATIVE AGREEMENT (TYPE CO. NAME, CONTRACT DATE)

                                   EXHIBIT A
                                 THE PRODUCTS

         SALES REPRESENTATIVE AGREEMENT (TYPE CO. NAME, CONTRACT DATE)

                                   EXHIBIT B
                          TERRITORY/MARKET BOUNDARIES



     Territory includes all FieldWorks labeled products which are sold by REP and shipped by FieldWorks to the following geographic territory and/or specific market(s):

Inclusions:

The Territory includes:


The Market Segment includes:


Exclusions:


     All OEM/Reseller/Private Label sales are excluded under the commission schedule shown in EXHIBIT C under this contract. All OEM/Reseller/Private Label sales will be commissioned at a rate to be determined by both FieldWorks, and REP. Any other applicable market segments found by REP are to be discussed with FieldWorks as they arise for consideration for representation.

         SALES REPRESENTATIVE AGREEMENT (TYPE CO. NAME, CONTRACT DATE)

                                   EXHIBIT C
                        COMMISSION/DISCOUNT SCHEDULE *


     Quantity is per single Purchase Order ("P.O.").

     QUANTITY       REP COMMISSION.       CUSTOMER DISCOUNT.
     UNITS/P.O.
     10-24               13%                     7%
     25-49               11%                    12%
     50 99               10%                    14%
     100-249              9%                    16%
     250-499              8%                    18%
     500 999              7%                    20%

* FW7000 Series only - FW5000 Commission Schedule to be determined

GSA Orders 9% Rep Commission

Excluding the following items:
 .    Integrated Battery Module
 .    RAM upgrades
 .    TFT Active Matrix Display

The items indicated as non-discountable in Exhibit A are also non-commissionable.

         SALES REPRESENTATIVE AGREEMENT (TYPE CO. NAME, CONTRACT DATE)

                                   EXHIBIT D
                                  SALES QUOTA



     For the Twelve (12) month period beginning and ending the total number of UNITS or U.S. Dollar amount sold by REP and assigned as Quota for the period is UNITS or $

         SALES REPRESENTATIVE AGREEMENT (TYPE CO. NAME, CONTRACT DATE)

                                   EXHIBIT E
                                 DEMO PROGRAM


     Welcome! ! !

     FieldWorks welcomes your organization into the FieldWorks family. We would like to show our appreciation by offering a one time signing bonus. Option 1: As a representative of FieldWorks, you're entitled to purchase up to ten (10) of the FW7000 Series at 35% off the list price or 25% off the list price of the FW5000. Option 2: Field Works offers an affordable leasing program which can be a cost effective alternative for some REP firms.

     This signing bonus program is our initial Demo program so we do require you to purchase at least one (1) UNIT at the 35% off-list price of the FW7000 Series or 25% of the FW5000 Series or lease one (1) UNIT. We realize that this is a large amount of money to invest but we feel extremely confident that you will pay for the cost of the UNIT within the first month of being our REP. We are so confident, that if you don't sell a UNIT within thirty (30) days after receiving your UNIT, we will reimburse you 100% guaranteed and terminate the REP Agreement at that time.